Hartman Short Term Properties XX, Inc.
2909 Hillcroft, Suite 420
Houston, TX  77057
713-467-2222

NEWS RELEASE

July 8, 2016

Press Contacts:

Rhonda Little
Marketing Specialist
Phone: 800-880-2212
Email: rlittle@hartmaninvestment.com

Hartman XX Leases 12,177 Square Feet at Skymark Tower

ARLINGTON - Hartman Short Term Income Properties XX, Inc. (“Hartman XX” or the “Company”) a publicly registered, non-traded real estate investment trust, reports that 2M Research Services has signed a lease for 12,177 square feet of space at the Company’s Skymark Tower located in Arlington, TX.

The new lease will commence on September 1, 2016 and be effective through November 30, 2021.

Skymark Tower is one of sixteen properties owned and operated by Hartman XX.  The new 2M Research Services lease brings Skymark Tower’s total occupancy to 77%, as compared to the property’s occupancy rate of 74%, reported in the Company’s Form 10-K dated March 28, 2016.

“We continue to be pleased with how our properties are performing both individually and collectively as a portfolio. Our leasing team continues to excel in their market knowledge and servicing of our current and future tenants,” said Al Hartman, CEO of Hartman XX.

Hartman XX’s objective is to acquire and operate a diverse portfolio of well-positioned, institutional-quality commercial real estate in targeted markets in Texas that have demonstrated high occupancy potential and income levels across market cycles. At the end of the first quarter of 2016, the Company had received approximately $164 million in gross offering proceeds. Hartman XX closed to new investment on March 31, 2016.

About Hartman Short Term Income Properties XX, Inc.

Hartman Short Term Income Properties XX Inc. is a Texas-centric REIT which owns sixteen properties in the Dallas/Ft. Worth, Houston, and San Antonio markets. For information regarding leasing space at a Hartman property, please contact Lynna Smith at 214-432-3704 in Dallas, or Kat Morrison at 713-586-2669 in Houston, or visit www.HI-REIT.com. For additional information about Hartman XX, please visit www.HartmanREITs.com, call 800-880-2212, or contact Rick Vitale directly at 651-491-3693.

This release contains certain forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “may”, and “should” and their variations identify forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Hartman Short Term Income Properties XX, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

Securities offered through D. H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Kingwood, TX 77339, (832) 644-1852.